AMENDMENT NUMBER 2 TO AGREEMENT OF PURCHASE AND SALE



          THIS AMENDMENT NUMBER 2 TO AGREEMENT OF PURCHASE AND SALE (this "Amendment") is made and entered into as of the 18th day of June, 1993, by and between WHEREHOUSE ENTERTAINMENT, INC., a Delaware corporation ("Purchaser"), and THE RECORD SHOP, INC., a Minnesota corporation ("Seller"), with reference to the following facts:

     A.   Purchaser and Seller have entered into that certain
Agreement of Purchase and Sale dated May 10, 1993, as amended by that certain Amendment Number 1 to Purchase Agreement dated as of May 28, 1993 (collectively, the "Purchase Agreement").

     B. Purchaser and Seller desire that the Purchase Agreement be further amended as hereinafter set forth.

          NOW, THEREFORE, the parties hereto hereby agree as follows:

     1.   Amendments to Purchase Agreement.

          1.1 Section 2.4 of the Purchase Agreement is hereby amended to read in its entirety as follows:

          "2.4 Prorations and Adjustments. The Transferred Assets Purchase Price shall be adjusted at the Closing or the applicable Delayed Closing (i) for Seller's preliminary prorated share of Current Property Taxes calculated in accordance with
Section 3.5 hereof; (ii) for Seller's preliminary unpaid Sales Taxes calculated in accordance with Section 3.6 hereof; and (iii) for Seller's preliminary unpaid Payroll Taxes calculated in accordance with Section 3.7 hereof. The Transferred Assets Purchase Price shall be adjusted to prorate all rents, real property taxes and "CAM" and other charges paid by Seller under the Store Leases and utilities paid by Seller and all lease and other payments due under the Sensormatic Leases and Store Contracts paid by Seller for the period from the due date of the last such payment to be made by Seller immediately prior to the Closing Date or the applicable Delayed Closing Date, as the case may be, to the Closing Date or the applicable Delayed Closing Date. In the event that the actual amount of any such taxes, rents, "CAM" and other charges for the year of the Closing or the applicable Delayed Closing is more or less than that estimated by the parties at the Closing or applicable Delayed Closing, Purchaser or Seller, as the case may be, shall make all appro-priate payments to the other party so that all payments and prorations made pursuant to this Section 2.4 are accurate, based upon the actual assessment for the year of the Closing or the applicable Delayed Closing. The Transferred Assets Purchase Price shall be increased by all utilities deposits of Seller which Seller causes the applicable utilities to transfer to the account of Purchaser at the Closing or any Delayed Closing, as applicable."

          1.2 Section 7.18 of the Purchase Agreement is hereby amended to read in its entirety as follows:

          "7.18     Management Agreements.  Except as specifi-
cally provided to the contrary in this Section 7.18, Purchaser and Seller shall mutually determine the Stores which shall be the subject of Management Agreements. Notwithstanding anything in this Section 7.18 to the contrary, Purchaser and Seller shall enter into a Management Agreement at Closing at Seller's request upon the terms and conditions described in this Section 7.18.

          7.18.1 With respect to an unlimited number of Stores, (i) Purchaser and Seller both have determined, in their reasonable discretion, that they may be able to obtain a Store Leasehold Consent for such Store in the future, (ii) Purchaser and Seller both have determined, in their reasonable discretion, that entering into a Management Agreement with respect to such Store will not result in a breach of the applicable Store Lease or Purchaser and Seller shall have obtained the written consent of the lessor under the applicable Store Lease to Purchaser and Seller entering into and performing their respective obligations under a Management Agreement for such Store, and (iii) Purchaser and Seller both have determined, in their reasonable discretion, that entering into and performing their respective obligations under a Management Agreement will not adversely affect the parties' ability to obtain a Store Leasehold Consent with respect to such Store Lease. A Management Agreement entered into pursuant to this Section 7.18.1 shall be hereinafter referred to as a "Section 7.18.1 Management Agreement."

          7.18.2    Notwithstanding the provisions of Section
7.18.1 to the contrary, with respect to a maximum of two Stores, Purchaser shall have determined, in its reasonable discretion, that it will be able to terminate such Management Agreement pursuant to the terms of such Management Agreement without incurring any liability to Seller, the applicable lessor or any third party. A Management Agreement entered into pursuant to this Section 7.18.2 shall be hereinafter referred to as a "Section 7.18.2 Management Agreement."

          7.18.3 Subject to Section 7.18.2 hereof, in the event that after the Closing or the applicable Delayed Closing, there shall be less than two Stores which are the subject of
Section 7.18.2 Management Agreements, Seller shall have the right to convert up to two Stores which are the subject of Section
7.18.1 Management Agreements to Stores which are the subject of
Section 7.18.2 Management Agreements. Notwithstanding the fore-going, (i) at no time shall there be more than two Section 7.18.2 Management Agreements in effect, and (ii) Seller shall notify Purchaser prior to the effective date of the termination of a
Section 7.18.1 Management Agreement it wishes to convert to a
Section 7.18.2 Management Agreement and if it fails to do so, Seller shall not be permitted to convert such Section 7.18.1 Management Agreement which has been previously terminated in accordance with the terms of such Section 7.18.1 Management Agreement into a Store which is the subject of a Section 7.18.2 Management Agreement. In the event Seller elects to convert a Store subject to a Section 7.18.1 Management Agreement to a Store subject to a Section 7.18.2 Management Agreement (a "Conver-sion"), Seller shall provide Purchaser with 10 business days written notice thereof, and Purchaser hereby agrees to execute such documents, instruments and agreements which may be reason-ably necessary to complete the Conversion."

          1.3 Section 8.1 of the Purchase Agreement is hereby amended to read in its entirety as follows:

          "8.1 Notwithstanding the Closing, and regardless of any investigation at any time made by or on behalf of Purchaser or of any knowledge or information that Purchaser may have, Seller agrees to, and hereby does, fully indemnify, defend and save and hold Purchaser harmless at all times in the event that Purchaser shall at any time or from time to time suffer any damage, liability, loss, cost, expense, claim, settlement or causes of action (including all reasonable attorneys' fees) arising out of, resulting from or in connection with, or shall pay or become obligated to pay any sum on account of, any and every "Event of Purchaser Indemnification." As used herein, an "Event of Purchaser Indemnification" shall mean any one or more of the following: (i) any untruth or any inaccuracy in any represen-tation of Seller or the breach of any warranty of Seller; (ii) the breach of any other term, provision, covenant or agreement on the part of Seller to be performed or observed hereunder; (iii) any other misrepresentation by Seller in, or omission by Seller from, any statement, certificate, schedule, exhibit or other document furnished pursuant to this Agreement by Seller or an officer or other authorized agent of Seller; (iv) any and all debts, liabilities and obligations of Seller (whether matured, unmatured, contingent or otherwise and whether or not subsequent-ly discharged in any bankruptcy case or proceeding or otherwise) which do not constitute an "Assumed Obligation," including, without limitation, any debts, liabilities or obligations of Seller arising or accruing as a result of the ownership or operation of Seller's business, or under or in connection with any of the Store Leases, Sensormatic Leases or Store Contracts prior to the Closing or the applicable Delayed Closing, whether or not known by Purchaser, Seller or any third party on the Closing Date or the applicable Delayed Closing Date including, without limitation, any debts, liabilities or obligations (whether matured, unmatured, contingent or otherwise and whether or not subsequently discharged in any bankruptcy case or proceed-ing or otherwise) resulting from or arising in connection with
(a) Seller entering into the Store Leases, Sensormatic Leases and Store Contracts including, without limitation, any default under or breach of any of the Store Leases, Sensormatic Leases or Store Contracts, whether or not known on the Closing Date or the applicable Delayed Closing Date to Purchaser, Seller or the other parties to such leases or contracts, or (b) any act or omission of Seller including, but not limited to, all acts or omissions which constitute a default under or breach of any of the Store Leases, Sensormatic Leases or Store Contracts; (v) any liability, loss, cost, expense, claim, settlement, payment or obligation to pay arising out of, resulting from or in connection with the Existing Litigation; (vi) any liability, loss, cost, expense, claim, or obligation arising out of, resulting from or in con-nection with the failure to comply with any fraudulent conveyance or transfer, bulk transfer laws or statutes or other laws or statutes intended to protect the rights of creditors of Seller, including, without limitation, the bulk transfer laws of the States of Arizona, North Dakota and Utah and all other states which Purchaser and Seller mutually agree in writing not to comply with prior to the Closing or the applicable Delayed Closing; (vii) any liability, loss, cost, expense, claim or obligation to pay arising out of, resulting from or in connection with any claim by a lessor under any Store Lease subject to a Management Agreement or other party to a Sensormatic Lease or Store Contract subject to a Management Agreement resulting from Seller's failure to obtain all applicable consents to Purchaser and Seller entering into said Management Agreement; (viii) any liability, loss, cost, expense, claim or obligation to pay arising out of, resulting from or in connection with Seller's business which it continues to conduct after the Closing or the applicable Delayed Closing at any of the Stores or otherwise; or(ix) any liability, loss, cost, expense or obligation to pay arising out of, resulting from or in any way connected with any Seller's Assignee (other than Purchaser)."

          1.4 Section 13.10 of the Purchase Agreement is hereby amended to read in its entirety as follows:

          "13.10    Exhibits and Schedules.  Promptly following
the execution of this Agreement, (i) Purchaser and Seller shall negotiate in good faith all of the documents to be attached hereto as Exhibits and Schedules 2.2 and 4.7, (ii) Seller shall provide to Purchaser all of the Schedules other than Schedules 2.2, 4.7 and 6.2 ("Seller's Schedules"), and (iii) Purchaser shall provide to Seller Schedule 6.2 ("Purchaser's Schedule"). Following negotiation of the Exhibits and Schedules 2.2 and 4.7 and delivery of Seller's Schedules and Purchaser's Schedule, Purchaser and Seller shall execute an amendment to this Agreement incorporating said Exhibits and Schedules herein. In the event that the said amendment is not executed and delivered on or prior to June 18, 1993 due to the fact that the Exhibits have not been completed or Seller has failed to deliver all of Seller's Schedules, Purchaser may terminate this Agreement in its sole discretion. In the event that said amendment is not executed and delivered on or prior to June 18, 1993 due to the fact that the Exhibits have not been completed or Purchaser has failed to deliver Purchaser's Schedule, Seller may terminate this Agreement in its sole discretion. Notwithstanding anything to the contrary contained in this Section 13.10, Seller and Purchaser hereby acknowledge and agree that Schedules 2.2 and 4.7 may be completed at any time prior to the Closing."

     2. Full Force and Effect. Except as expressly amended hereby, the Purchase Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof.

     3. Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of California, without giving effect to that State's conflicts of law rules.

     4. Counterparts. This Amendment may be executed in one or more counterparts, each of which is deemed an original, but all of which together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.


PURCHASER:                         SELLER:

WHEREHOUSE ENTERTAINMENT, INC.,    THE RECORD SHOP, INC.
a Delaware corporation             a Minnesota corporation

By:  /s/ Scott Young               By: /s/ Mary Ann Levitt
     ---------------------             ----------------------
     Scott Young                       Mary Ann Levitt
     Its:  President                   Its: President

By:  /s/ Cathy Wood
     ---------------------
     Cathy Wood
     Its: Secretary


AJS_D022.RV4